Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-170845) pertaining to the NextWave Wireless Inc. 2005 Stock Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-144549) pertaining to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-139169) pertaining to the NextWave Wireless Inc. 2005 Stock Incentive Plan and,

(4)	Registration Statement (Form S-8 No. 333-142542) pertaining to the NextWave Wireless Inc. 2005 Stock Incentive Plan and the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan;

of our report dated March 12, 2012, with respect to the consolidated financial statements of NextWave Wireless Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

March 12, 2012